AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                             RAY DEVELOPMENT, INC.,
                              a Florida corporation

         Pursuant to the provisions of the Florida General Corporation Act, RAY DEVELOPMENT, INC., a Florida corporation, adopts the following amendment to its Articles of Incorporation.

         1. The undersigned hereby certifies that on the 16th day of November, 2000, a Special Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was duly adopted by the Board of Directors:

        BE IT RESOLVED, that the Secretary of the corporation is hereby ordered and directed to obtain at least a majority of the voting power of the outstanding stock of the corporation for the following purpose:

        To amend Article III to provide that the capitalization of the corporation be changed from seven thousand (7,000) shares of common stock with $1.00 par value to fifty million (50,000,000) shares of $.001 par value common stock and ten million (10,000,000) shares of $.001 par value preferred stock. The change in authorized capital will result in the existing shareholders exchanging each share of $1.00 par value common stock for one thousand (1,000) shares of $.001 par value common stock.

         2. Pursuant to the provisions of the Florida General Corporation Act, a majority of the stockholders holding issued and outstanding shares of the corporation entitled to vote gave their written consent to the adoption of the Amendment to Article III of the Articles of Incorporation as follows:

                           ARTICLE III. CAPITAL STOCK
                           --------------------------
         The total number of shares of stock which this corporation shall have authority to issue is Sixty Million (60,000,000) with a par value of one mil ($.001) per share. Fifty Million (50,000,000) of those shares are Common Stock and Ten Million (10,000,000) of those shares are Preferred Stock.

         In witness whereof, the undersigned being the President and Secretary of RAY DEVELOPMENT, INC., a Florida corporation, hereunto affix their signatures this 16th day of November, 2000.

RAY DEVELOPMENT, INC.


         /s/  Robert A. Younker                     /s/  Robert A. Younker
By:      ----------------------            By:      -------------------------
         Robert A. Younker                          Robert A. Younker
Its:     Secretary                         Its:     President/Director